Exhibit 99.2

CUBIST PHARMACEUTICALS COMPLETES ACQUISITION
OF ADOLOR CORPORATION

Lexington, Mass., December 12, 2011 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced that it has completed the previously announced acquisition of Adolor Corporation for an aggregate upfront cash consideration of approximately $221 million.  All outstanding shares of Adolor were acquired for $4.25 per share in upfront cash plus one Contingent Payment Right (CPR) per share, entitling the holder to receive additional cash payments of up to $4.50 for each share owned if certain regulatory approvals and/or commercialization milestones for ADL5945 are achieved.  Effective today, Adolor common stock will cease to be traded on the NASDAQ.

“We are pleased to have completed the acquisition of Adolor, and our team is excited to begin marketing ENTEREG alongside CUBICIN and DIFICID, while continuing the development of ADL5945 together with our other promising late-stage candidates,” said Cubist President and Chief Executive Officer Michael Bonney.  “This transaction caps what has been a transformational year for Cubist, and we look forward to continuing the strong momentum in 2012.”

As previously announced, the tender offer expired at 12:00 midnight New York City time, at the end of December 6, 2011 and a three-day subsequent offering period commenced on December 7, 2011. The subsequent offering period expired at 12:00 midnight, at the end of December 9, 2011.  At that time, the depositary for the offer advised Cubist that approximately 43,307,152 shares had been validly tendered, representing a total of approximately 83% of Adolor’s outstanding shares as of December 9, 2011.  Additionally, the depositary has advised Cubist that an additional 736,286 shares had been tendered subject to guaranteed delivery procedures.  All shares validly tendered in the tender offer and pursuant to the subsequent offering period (but not including any shares tendered subject to guaranteed delivery procedures) were accepted for payment.

Pursuant to the terms of the merger agreement, FRD Acquisition Corporation, a wholly-owned subsidiary of Cubist, exercised its option to purchase newly issued shares from Adolor at a price of $4.76 per share.  Following this purchase, FRD Acquisition Corporation owned sufficient shares to effect a short-form merger with and into Adolor.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding Cubist’s and Adolor’s product candidates, our development plans for ADL5945, our marketing plans for ENTEREG and any other statements about future expectations, beliefs, goals, plans, or prospects constitute forward-looking statements. For further information concerning forward-looking statements, please read the disclosure under the heading “Cautionary Note Regarding Forward-Looking Statements” in Cubist’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and in Adolor’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, each of which has been filed with the SEC. Any statements that are

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not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: risks related to drug development and commercialization; and the other factors described under the heading “Risk Factors” in Cubist’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and in Adolor’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, each of which has been filed with the SEC. Except as otherwise required by law, Cubist and Adolor disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

About Adolor

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain and pain management products.

Adolor’s first approved product in the United States is ENTEREG® (alvimopan), which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis. ENTEREG is available only for short-term (15 doses) use in hospitalized patients. Only hospitals that have registered in and met all of the requirements for the ENTEREG Access Support and Education (E.A.S.E.®) program may use ENTEREG. For more information on ENTEREG, including its full prescribing information, the Boxed Warning regarding short-term hospital use and the E.A.S.E. Program, visit www.ENTEREG.com.

The Company’s lead development program compound is ADL5945, a novel mu opioid receptor antagonist being developed for chronic OIC that demonstrated positive results in Phase 2 trials. The Company also has several earlier-stage compounds under development for the management of pain and CNS disorders.

For more information, visit www.adolor.com.

Contacts:

INVESTORS:

Eileen C. McIntyre

Senior Director, Investor Relations

(781) 860-8533

eileen.mcintyre@cubist.com

Or

Mark Harnett and Paul Schulman

MacKenzie Partners, Inc.

(212) 929-5500

Email: tenderoffer@mackenziepartners.com

MEDIA:

Francis McLoughlin

Director, Corporate Communications

(781) 860-8777

Or

Sard Verbinnen & Co

Andrew Cole/Chris Kittredge/Briana Kelly

(212) 687-8080

cubist-sardverb@sardverb.com